Exhibit 99.1

NEWS RELEASE

Contacts:	Benjamin D. Goldman – Vice Chairman
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders

Announces Leave of Absence of President and Chief Operating Officer

BENSALEM, Pa., November 15, 2007/PRNewswire-FirstCall/ — Orleans Homebuilders, Inc. (AMEX: OHB) announced today that Michael T. Vesey, its President and Chief Operating Officer, has taken a leave of absence related to an existing medical condition. The Company is confident that Mr. Vesey’s responsibilities will be carried out effectively by existing management during his absence.

Jeffrey P. Orleans, the Chairman and Chief Executive Officer stated, “We wish Mike a full and speedy recovery and look forward to his prompt return.”

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. (AMEX: OHB) develops, builds and markets high-quality single-family homes, townhouses and condominiums. The Company serves a broad customer base including luxury, move-up, empty nester, active adult, and first-time homebuyers. The Company currently operates in the following 14 distinct markets in nine states: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; Orlando and Palm Coast, Florida; and Phoenix, Arizona. The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina. To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the ability of the Company’s management to carry out Mr. Vesey’s responsibilities during his absence, anticipated earnings per share, revenues, sales, operating results, financial resources, pace of sales, industry outlook and the Company’s response to market conditions. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings. For example, there can be no assurance that the Company will be able to adjust successfully to current market conditions or to Mr. Vesey’s absence. Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 filed with the SEC.